EXHIBIT A

Agreement Relating to Joint Filing of Schedule 13D

The undersigned hereby agree that, without admitting beneficial ownership, a signed Schedule 13D (or any amendment thereto) relating to the Common Stock of i2 Technologies, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Dated: June 7, 2004

/s/ Sanjiv S. Sidhu
Sanjiv S. Sidhu

SIDHU-SINGH FAMILY INVESTMENTS, LTD.

By:	/s/ Sanjiv S. Sidhu
Sanjiv S. Sidhu, Managing General Partner

SIDHU-SINGH FAMILY FOUNDATION

By:	/s/ Sanjiv S. Sidhu
Sanjiv S. Sidhu, Director